Exhibit 99.1

Biostage Reports 2016 Third Quarter Financial Results and Provides Business Update

•	Growing body of proof-of-concept preclinical data from ongoing studies continue to be replicated to show clear pattern of regeneration
•	Pre-IND meeting with FDA provided clarity for requirements for successful esophageal implant IND filing; Submission now expected in Q3 2017
•	Company remains on track to commence first-in-human study for esophageal implant in Q4 2017
•	Management to host business update conference call and webcast today at 9 AM ET

Holliston, MA, November 10, 2016 – Biostage, Inc. (Nasdaq: BSTG), (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, today announced financial results for the three months ended September 30, 2016.

The Company also provided an update to its corporate and clinical progress and reviewed its expected near-term milestones. As previously announced, Biostage management will host a business update conference call and live webcast, with accompanying presentation slides, for investors, analysts and other interested parties today at 9 AM ET (details below).

Recent Corporate, Development and Regulatory Highlights

•	Received feedback from pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA) for the advancement of lead product candidate, Cellspan esophageal implant, into human clinical studies;
•	Advanced collaborative preclinical studies with Connecticut Children’s Medical Center for pediatric esophageal atresia;
•	Continued ongoing preclinical studies with Mayo Clinic on esophagus and bronchus programs;
•	Continued ongoing Good Laboratory Practice (GLP) preclinical studies of esophageal implant in support of FDA requirements for IND filing;
•	Continued building internal quality, regulatory and clinical infrastructure in preparation of advancement into human clinical studies; and
•	Bolstered executive management team’s scientific depth with appointment of Harout DerSimonian, Ph.D. as Chief Scientific Officer.

“During our extensive pre-IND dialogue with the FDA in October, we received valuable feedback and greater clarity with respect to their expectations and our requirements for a successful filing of our IND for our esophageal implant program,” commented Jim McGorry, CEO of Biostage. “The FDA’s feedback confirmed for us that we are on the right path for moving into our first-in-human clinical study. We were encouraged by FDA’s guidance on key elements of that pathway, especially in regards to important aspects of our clinical protocol including the number of patients and the expected patient population for this Phase 1 study.”

“In keeping with the feedback provided by the FDA, we have adjusted our current, on-going GLP study design to mimic that of our proposed Phase 1 study, extending the duration out to six months. Given this change we now expect to file our IND in the third quarter of 2017. However, I am pleased to report that the timeline to initiate our Phase 1 study remains on track for the fourth quarter of 2017,” continued Mr. McGorry.

Expected Near-Term Milestones

•	Finalize and submit manuscript and publication with Mayo Clinic on esophageal regeneration data by year-end 2016;
•	Receive Orphan Drug Designation (ODD) for esophageal implant by early 2017;
•	File IND application with the FDA for esophageal implant product candidate Q3 2017;
•	Emerge as clinical-stage company with the start of first human clinical studies for esophageal implant program in Q4 2017;
•	Extend Cellframe technology as a platform for broader and additional indications to include the bronchus in collaboration with Mayo Clinic in 2017; and
•	Advance the development and submit IND for pediatric esophageal atresia, a congenital disorder in children where a baby is born with an incomplete esophagus in 2018.

“We are rapidly approaching the most important year for Biostage. Our number one priority is the continued advancement of our esophageal implant program. We currently have large animals alive well more than eight and nine months post-surgery from a previous study, and we continue to advance our ongoing preclinical studies under Good Laboratory Practice (GLP). Further, we believe we have greater line of sight on key issues based on FDA feedback which we believe helps to de-risk our overall program supporting our transformational pivot from a preclinical company into a clinical development-stage company in 2017,” commented Mr. McGorry.

Summary of Financial Results

For the three months ended September 30, 2016, the Company reported a net loss of approximately $3.05 million, or a net loss per diluted share of $0.18, compared to a net loss of approximately $2.29 million, or a net loss per diluted share of $0.19 for the three months ended September 30, 2015. The change is primarily attributable to additional spending within research and development on outsourced preclinical studies.

For the nine months ended September 30, 2016, the Company reported a net loss of approximately $8.24 million, or a net loss per diluted share of $0.53, compared to a net loss of approximately $9.41 million, or a net loss per diluted share of $0.91 for the nine months ended September 30, 2015. The change is attributable to an increase in spending on research and development, offset by a decrease in stock-based compensation costs of $2.6 million primarily related to the departure of our former Chairman and CEO in April 2015.

The Company ended the quarter with approximately $6.0 million of cash and cash equivalents. Based on management's current projections, it believes it has sufficient financial resources to funds operations into the second quarter of 2017.

“We have made substantial progress this year all of which we believe builds on the solid foundation we have created necessary to execute on our business plan. It is clear that we will need to raise capital to further execute this plan, and I would like to reassure our shareholders that we continue to evaluate several financing options to propel Biostage forward toward providing our breakthrough technology to underserved esophageal cancer patients. At the right time, we will move forward with a plan that is in the best interest of the future of Biostage and importantly, our shareholders in the near and long term,” concluded Mr. McGorry.

Conference Call and Webcast Details:

Please click here to access the link to the webcast and slides available for download.

Date and Time:	Today, Thursday, November 10th at 9:00 am ET
Call Dial In #:	877-407-8293 U.S. or 201-689-8349 Int'l
Live webcast/replay:	http://ir.biostage.com/Q3-2016-update
Telephone replay:	877-660-6853 U.S. or 201-612-7415 Int'l
Access ID #13647223

About Biostage

Biostage Inc. (Nasdaq: BSTG), is a biotechnology company developing bioengineered organ implants based on the company's new CellframeTM technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create CellspanTM organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative pre-clinical studies. Pre-clinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice (GLP) regulations, for the Company’s Cellspan Esophageal Implant product candidate are ongoing, in support of Biostage's goal of filing an Investigational New Drug (IND) application with the U.S. FDA in the third quarter of 2017. The IND will seek approval to initiate clinical trials for its esophageal implant product candidate in humans.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the FDA, the European Medicines Agency, the UK Medicines and Healthcare Products Regulatory Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	(908) 938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

Media Contact:

David Schull

Russo Partners

212-845-4271

David.schull@russopartnersllc.com

EXHIBIT 1

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	September 30, 2016	December 31, 2015
Assets
Current Assets:
Cash	$6,006	$7,456
Accounts receivable	66	21
Inventory	41	75
Prepaid expenses	96	330

Total current assets	6,209	7,882
Property, plant and equipment, net	988	1,074

Total assets	$7,197	$8,956

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$803	$357
Accrued and other current liabilities	762	297
Warrant liability	846	-

Total current liabilities	2,411	654

Total liabilities	$2,411	$654

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Series B convertible preferred stock, $0.01 par value: 1,000,000 shares authorized; 695,857 shares issued and none outstanding	-	-
Common stock, $0.01 par value; 30,000,000 shares authorized and 17,108,968 and 14,101,395 shares issued and outstanding, respectively	171	141
Additional paid-in capital	37,599	32,908
Accumulated deficit	(32,976)	(24,739)
Accumulated other comprehensive loss	(8)	(8)

Total stockholders’ equity	4,786	8,302

Total liabilities and stockholders’ equity	$7,197	$8,956

EXHIBIT 2

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015

Revenues	$26	$37	$54	$110
Cost of revenues	13	18	57	55
Gross profit (deficit)	13	19	(3)	55

Operating expenses:
Research and development	2,225	1,269	5,279	3,504
Selling, general and administrative	937	1,042	3,261	5,962
Total operating expenses	3,162	2,311	8,540	9,466

Operating loss	(3,149)	(2,292)	(8,543)	(9,411)

Other income (expense):
Change in fair value of warrant liability, net of issuance costs of $129	96	-	306	-
Other expense	-	-	-	(3)
	96	-	306	(3)

Loss before income taxes	(3,053)	(2,292)	(8,237)	(9,414)
Income taxes	-	-	-	-

Net loss	$(3,053)	$(2,292)	$(8,237)	$(9,414)

Basic and diluted net loss per share	$(0.18)	$(0.19)	$(0.53)	$(0.91)
Weighted average common shares, basic and diluted	17,107	11,974	15,585	10,395

EXHIBIT 3

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(8,237)	$(9,414)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	1,027	3,612
Depreciation	340	347
Change in fair value of warrant liability, net of issuance costs of $129	(306)	-
Changes in operating assets and liabilities:
Related party receivables, net	-	11
Accounts receivable	(45)	(54)
Inventories	34	63
Prepaid expenses	234	235
Accounts payable	418	(150)
Accrued and other current liabilities	465	(212)

Net cash used in operating activities	(6,070)	(5,562)

Cash flows from investing activities
Additions to property and equipment	(225)	(175)
Net cash used in investing activities	(225)	(175)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants, net of issuance costs	4,496	-
Proceeds from issuance of common stock, net of issuance costs	349	3,314
Proceeds from issuance of convertible preferred stock, net of issuance costs	-	5,357

Net cash provided by financing activities	4,845	8,671

Effect of foreign exchange rates on cash	-	(8)

Net increase (decrease) in cash	(1,450)	2,926
Cash at beginning of period	7,456	5,272
Cash at end of period	$6,006	$8,198